                            CERTIFICATE OF FORMATION

                                       OF

                                     BPS LLC

     1. The name of the limited liability company is BPS LLC.

     2. The address of its registered office in the State of Delaware is 2711
Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.
The name of its registered agent at such address is The Prentice-Hall
Corporation System, Inc.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Formation of BPS LLC on this 11th day of May, 2004.

                                     By: /s/ Deborah M. Reusch
                                         --------------------------------
                                     Name:     Deborah M. Reusch
                                     Title:    Authorized Person